CERTIFICATE OF AMENDMENT
                                       OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                                  ABC-NACO INC.
     ABC-NACO Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Laws of the State of Delaware (the "DGCL"), DOES HEREBY CERTIFY:
     WHEREAS, the Board of Directors (the "Board") of the Corporation has determined that it is in the best interests of the Corporation to increase the number of authorized shares of the Corporation's common stock, par value $.01 per share ("Common Stock") from 25,000,000 to 100,000,000;
WHEREAS, the Board of Directors of the Corporation, by unanimous approval at a meeting of the Directors evidenced by board resolutions, has duly adopted the following resolution proposing and declaring necessary, advisable and appropriate an amendment to the Restated Certificate of Incorporation of the Corporation increasing the authorized shares of Common Stock;
WHEREAS, the Directors submitted to the stockholders of the Corporation to be considered at an annual meeting of the stockholders a proposal to amend the Restated Certificate of Incorporation of the Corporation increasing the authorized shares of Common Stock;
WHEREAS, at an annual meeting of the stockholders of the Corporation, the necessary number of shares as required by DGCL and the Corporation's Restated Certificate of Incorporation were voted in favor of the proposal to amend the Restated Certificate of Incorporation of the Corporation increasing the authorized shares of Common Stock;
BE IT RESOLVED, that Article Fourth of the Restated Certificate of Incorporation of the Corporation, as amended to date, be restated to replace "25,000,000" with "100,000,000" for the total number of shares of Common Stock that the Corporation is authorized to issue.
     The aforesaid amendment has been duly adopted in accordance with the applicable provisions of Section 242 of the DGCL .
The capital of the Corporation shall not be reduced under or by reason of the amendment.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer as of this 21st day of June, 2001.
     ABC-NACO Inc.


     By: /s/ VAUGHN W. MAKARY
     -----------------------
     Name: Vaughn W. Makary
     Title: Chief Executive Officer and President


Attest:

     By: /s/ MARK F. BAGGIO
     ---------------------
     Mark F. Baggio
     Vice President, General Counsel and
     Secretary